CONSENT OF EXPERT
Reference is made to the reports, NI 43-101 Technical Report on the Pirquitas Mine, Jujuy Province, Argentina dated December 23, 2011 and NI 43-101 Technical Report on the Marigold Mine, Humboldt County, Nevada dated November 19, 2014 (collectively, the “Reports”).
In connection with the Registration Statement on Form S-8 of SSR Mining Inc., I, Trevor J. Yeomans, consent to the use of my name and references to the Reports, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Registration Statement.
Dated this 9th day of August, 2017.
Yours truly,

/s/ Trevor J. Yeomans
Trevor J. Yeomans, ACSM, P.Eng.